Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction
Alpha 2 B.V.	The Netherlands
Alpha 3 B.V.*	The Netherlands
Alpha 4 B.V.	The Netherlands
Alpha 5 B.V.*	The Netherlands
Alpha US Bidco, Inc.	United States
Atotech Argentina S.A.	Argentina
Atotech Asia Pacific Ltd.	Hong Kong
Atotech Australia PTY Ltd.	Australia
Atotech Beteiligungs und Management GmbH & Co KG*	Germany
Atotech Bulgaria EOOD	Bulgaria
Atotech B.V.*	The Netherlands
Atotech Canada Ltd.	Canada
Atotech (China) Chemicals Ltd.*	China
Atotech CZ, a.s.	Czech Republic
Atotech de México S.A. de C.V.*	Mexico
Atotech Deutschland GmbH*	Germany
Atotech Development Center Pte. Ltd.*	India
Atotech do Brasil Galvanotécnica Ltda.	Brazil
Atotech España, S.A.*	Spain
Atotech France S.A.	France
Alpha Germany Bidco GmbH	Germany
Atotech India Pte. Ltd.*	India
Atotech İstanbul Kimya Sanayi Ticaret Limited Şirketi	Turkey
Atotech Italia S.r.l.*	Italy
Atotech Japan K.K.*	Japan
Atotech Korea Ltd.*	Korea
Atotech (Malaysia) Sdn. Bhd.*	Malaysia
Atotech Österreich GmbH*	Austria

Atotech (Philippines) Chemicals, Inc.	The Philippines
Atotech Poland Sp. z.o.o.	Poland
Atotech Servicios de México S.A. de C.V.*	Mexico
Atotech (Singapore) Chemicals Pte. Ltd. (formerly Atotech S.E.A. Pte. Ltd.)*	Singapore
Atotech SK, s.r.o.	Slovakia
Atotech Skandinavien AB	Sweden
Atotech Slovenija d.d.	Slovenia
Atotech Taiwan Ltd*	Taiwan
Atotech (Thailand) Co., Ltd.*	Thailand
Atotech Vietnam Co., Ltd.	Vietnam
Atotech UK Ltd.	United Kingdom
Atotech USA, LLC*	United States
Atotech (Yangzhou) Chemicals Ltd.	China
J-KEM International AB	Sweden
OOO “Atotech-Chemeta”	Russia
Pt. Atotech Indonesia Chemicals	Indonesia
UAB Atotech-Chemeta	Lithuania
Atotech UK Topco Ltd.	United Kingdom

*	Denotes a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X.